Exhibit 99.1

News Release

Transdel Pharmaceuticals Appoints John N. Bonfiglio, Ph.D. as Chief Executive Officer
and President
LA JOLLA, CA — October 21, 2010 — Transdel Pharmaceuticals, Inc. (OTCBB: TDLP), a specialty pharmaceutical company focused on developing topically administered products using its proprietary transdermal delivery platform, today announced the appointment of John N. Bonfiglio, Ph.D. as Chief Executive Officer and President. Dr. Bonfiglio will also serve as a director on Transdel’s Board of Directors.
With over 27 years of pharmaceutical industry experience, Dr. Bonfiglio brings to Transdel his background in working with pharmaceutical companies during the development stage as well as those with commercialized products. Given his experience, the Board of Directors is extremely pleased to have Dr. Bonfiglio join Transdel to continue to drive the vision of the Company.
“I believe that Transdel has the opportunity to become a successful pharmaceutical company,” stated Dr. Bonfiglio. “Our lead product, Ketotransdel®, has an opportunity to be the first topical ketoprofen product approved in the U.S. and also to become a ‘best in class’ product in the growing topical NSAID market. I am looking forward to leading this talented team in growing the Company’s pharmaceutical and cosmeceutical businesses. Increasing shareholder value is number one on my agenda.”
Most recently, Dr. Bonfiglio worked as the President and Chief Executive Officer of Argos Therapeutics in Durham, NC and prior to that he was the Chief Executive Officer of The Immune Response Corporation in Carlsbad, CA. He was also the Chief Executive Officer of Peregrine Pharmaceuticals and held senior management positions with Cypress Biosciences, Baxter Healthcare and Allergan, Inc.
About Transdel Pharmaceuticals, Inc.
Transdel Pharmaceuticals, Inc. (OTCBB: TDLP) is a specialty pharmaceutical company developing non-invasive, topically delivered products. The Company’s innovative-patented Transdel™ cream formulation technology is designed to facilitate the effective penetration of a variety of products through the tough skin barrier. Ketotransdel®, the Company’s lead pain product candidate, has completed a Phase 3 clinical trial and utilizes the Transdel™ technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug through the skin directly into the underlying tissues where the drug exerts its well-known anti-inflammatory and analgesic effects. The Company intends to leverage its Transdel™ platform technology to expand and create a portfolio of topical products for a variety of indications. The Company is actively pursuing partnerships with companies to expand its product portfolio for pharmaceutical and cosmetic/cosmeceutical products. For more information, please visit http://www.transdelpharma.com.

Safe Harbor Statement
The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the Company’s interpretation of the results of its Phase 3 clinical trial for Ketotransdel®; the Company’s ability to obtain regulatory approval to market Ketotransdel; and the Company’s ability to complete additional development activities for products utilizing its proprietary transdermal delivery platform. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the FDA may not agree with the Company’s interpretation of the results of the Phase 3 clinical trial for Ketotransdel or may challenge the adequacy of the Company’s clinical trial design or the execution of the clinical trial; the FDA may require the Company to complete additional clinical trials for Ketotransdel® before the Company can submit a 505(b)(2) NDA application; the results of any future clinical trials may not be favorable and the Company may never receive regulatory approval for Ketotransdel®; and the Company’s current need to raise additional funding to complete its product development and clinical trial plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Contact:
John Lomoro, Chief Financial Officer
Transdel Pharmaceuticals, Inc.
858-457-5300
johnl@transdelpharma.com